Exhibit 10.2

AVON PRODUCTS, INC.

CHANGE IN CONTROL POLICY

Section 1. Purpose. The purpose of this Avon Products, Inc. Change in Control Policy is to avoid the departure of and provide protection to Senior Executives in the event of a Change in Control in order that they may act in the best interest of all shareholders without the distraction and concern for the uncertainty that would result from the effects a Change in Control would have on their personal situations.

Section 2. Definitions. For purposes of this Policy, the following terms shall have the following meaning:

“Board” means the Board of Directors of the Corporation.

“Change in Control” means any of the following:

(i) any one person or more than one person acting as a group acquires ownership of shares of the Corporation that, together with the shares of the Corporation held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Corporation, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (i) or clause (ii) of this definition. An increase in the percentage of shares of the Corporation owned by any one person or persons acting as a group as a result of a transaction in which the Corporation acquires its own shares in exchange for property will be treated as an acquisition of shares of the Corporation by such person or persons for purposes of this clause (i);

(ii) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Corporation having 30% or more of the total voting power of the shares of the Corporation; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Corporation, the acquisition of additional control of the Corporation by the same person or persons shall not constitute a Change in Control under clause (i) or (ii) of this definition;

(iii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of such appointment or election; or

(iv) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Corporation shall not be treated as a Change in Control if the assets are transferred to (A) a shareholder of the Corporation immediately before the asset transfer in exchange for or with respect to shares of the Corporation, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation, (C) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Corporation having 50% or more of the total value or total voting power of all outstanding shares of the Corporation or (D) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (C) above; and provided, further, that for purposes of clauses (A), (B), (C) and (D) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this clause (iv), gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent of the Corporation that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Corporation” means Avon Products, Inc. and any successor thereto.

“Date of Separation” means (i) if the Corporation notifies the Participant that a Separation from Service has been incurred for disability, thirty (30) days after a Notice of Separation is given (provided that the Participant shall not have returned to the performance of duties on a full-time basis during such thirty (30) day period), (ii) if the Corporation terminates the Participant’s employment by Summary Dismissal, the date on which a Notice of Separation is given, and (iii) if a Separation from Service occurs for any other reason, the date that the Separation from Service occurs.

“Good Reason” means any of the following:

(i) a material diminution in the Participant’s base salary;

(ii) a material diminution in the Participant’s authority, duties or responsibilities;

(iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report;

(iv) a material diminution in the budget over which the Participant retains authority; or

(v) a material change in the geographic location at which the Participant must perform the services.

For purposes of this definition, a Participant shall not be deemed to have incurred a Good Reason unless:

(i) the condition constituting the Good Reason occurs during the period commencing with the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and

(ii) the Participant provides written Notice of Separation to the Corporation of the existence of the condition constituting the Good Reason within ninety (90) days of the initial existence of the condition constituting the Good Reason and the Corporation or one of its affiliates, as applicable, is given thirty (30) days to cure such condition.

“Effective Date” means March 11, 2010 which is the date that this Policy is effective.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

“Normal Retirement” means retirement under a tax qualified plan of the Corporation on or after attainment of age 65.

“Notice of Separation” shall mean a notice in writing which indicates the specific provision in this Policy relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Separation from Service.

“Participant” means a person who is a Senior Executive of the Corporation immediately prior to the occurrence of a Change in Control.

“Policy” means this Avon Products, Inc. Change in Control Policy.

“Qualifying Termination” means (i) an involuntary Separation from Service without Summary Dismissal of the Participant by the Corporation or (ii) a Separation from Service by the Participant for Good Reason, each within two (2) years after a Change in Control. A Qualifying Termination shall not include a voluntary Separation from Service by the Participant (other than for Good Reason) or a termination of employment by reason of death, disability or on or after Normal Retirement. A Participant shall also be deemed to have incurred a Qualifying Termination if the Participant can reasonably demonstrate that the Participant’s involuntary Separation from Service without Summary Dismissal or basis for a Good Reason occurred within one year prior to a Change in Control (x) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in anticipation of a Change in Control. In the event set forth in the preceding sentence, the Participant shall be entitled to the benefits set forth in this Policy, with the date of the Change in Control being substituted for the Date of Separation for purposes of determining the date of payment of benefits,.

“Section 409A” shall mean Section 409A of the Code.

“Senior Executive” means each officer of the Corporation with the title of Senior Vice President or a more senior title and who is a member of the Corporation’s Executive Committee, other than the Chief Executive Officer of the Corporation.

“Separation from Service” means a termination of the employment relationship of the Participant with the Corporation or an affiliate within the meaning of Section 409A and Treasury Regulation section 1.409A-1(h) or any successor thereto.

“Summary Dismissal” means a termination due to (i) conviction of a felony, which is no longer appealable, resulting from an act or acts of dishonesty of the Participant, or the Participant entering into a guilty or nolo contendere plea to such a felony charge; (ii) any willful violation of any applicable securities laws; or (iii) the Participant’s willful and continued failure substantially to perform his duties and responsibilities as a Senior Executive (other than such failure resulting from his incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties as a Senior Executive and the Participant is given a reasonable time after such demand to perform his or her duties. The Participant’s employment shall in no event be considered to have been terminated by the Corporation for Summary Dismissal if the act or failure to act upon which such termination is based (x) was done or omitted to be done (1) as a result of bad judgment or negligence on the Participant’s part, or (2) as a result of his good faith belief that such act or failure to act was in or not opposed to the interests of the Corporation, or (y) is an act or failure to act in respect to which the

Participant meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the indemnification or reimbursement or payment of expenses commitments of the Corporation or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Corporation, in each case as in effect at the time of such act or failure to act.

Section 3. Benefits.

(a) In the event of a Qualifying Termination, subject to Section 3(f), the Corporation shall pay to the Participant in a lump sum within fifteen (15) business days after the Date of Separation

(i) two times the Participant’s annual base salary at the greater of the rate in effect on the day immediately prior to the Date of Separation or the day immediately prior to the Change in Control; and

(ii) two times the greater of the annual incentive bonus that the Participant would have received if the bonus were achieved at target for the year in which the Date of Separation occurs or the year in which the Change in Control occurs.

(b) Any equity award or long-term incentive cash award shall be payable in accordance with the terms of the stock incentive plan and long-term incentive plan and award agreements pursuant to which the equity awards and long-term incentive awards were granted. A Participant is not eligible to defer amounts resulting from or paid pursuant to this Policy under the Corporation’s Deferred Compensation Plan. Distributions from the Deferred Compensation Plan will be made in accordance with its terms (including the terms of the Deferred Compensation Plan election forms on file for the Participant), as amended from time to time, subject to the requirements imposed by Section 409A.

(c) A Participant will continue to be eligible to participate in the Corporation’s following benefit plans for the two year period following the Date of Separation provided that the Participant was participating in such plan(s) immediately prior to the Change in Control: Medical Insurance, Dental Insurance, Employee Assistance Program, Group Life Insurance and Supplemental Group Life Insurance. To the extent that such continued participation is taxable to the Participant under the Code and not exempt from Section 409A, then such continued participation will be subject to the following terms: (i) in no event will the amount of continued benefits provided in any year for a Participant decrease or increase the amount of continued benefits available to that Participant in any other year, subject to any limitations contained in the underlying documents (such as maximum lifetime benefits); (ii) to the extent that a Participant will be reimbursed for any continued benefit (as opposed to receiving the benefit in-kind), such reimbursement will be made to the Participant no later than the close of the year following the year in which the reimbursable expense is incurred; and (iii) at no time will the Participant have the right to exchange such right to continued benefits for cash or any other benefit.

(d) A Participant will be credited with an additional two years of service and age subsequent to the Date of Separation under the Corporation’s Benefit Restoration Plan with this additional benefit to be payable at the same time and in the same amount as benefits are payable under the terms of the Benefit Restoration Plan.

(e) Benefits under this Policy shall not be duplicative of, and shall be offset by, the same type of benefit payable under an agreement between the Corporation and the Participant or another plan, program or arrangement of the Corporation covering the Participant. To the extent that benefits under this Policy are the same type of benefit payable under such agreement or plan, program or arrangement which is subject to, and not exempt from, the requirements of Section 409A, then the benefits payable under this Policy shall be payable at the same time and in the same form as the benefits payable under such agreement or plan, program or arrangement, but only to the extent that such other benefits are subject to and not exempt from Section 409A. A Participant receiving benefits under this Policy shall not be entitled to any benefits under the Corporation’s Severance Pay Plan.

(f) To the extent that any amount payable or benefit to be provided under this Policy constitutes a nonexempt “nonqualified deferred compensation plan” (as defined in Section 409A) upon a Separation from Service, and to the extent a Participant is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Corporation) on the Date of Separation, notwithstanding any other provision in this Policy to the contrary, such payment or benefit provision will not be made to the Participant during the six month period immediately following the Date of Separation. Instead, on the first day of the seventh month following the Date of Separation, all amounts that otherwise would have been paid or provided to the Participant during the six month period, but were not paid or provided because of this Section 3(f), will be paid or provided to the Participant at such time without interest and paid in the manner set forth in this Section 3. This six month delay will cease to be applicable if the Participant incurs a Separation from Service due to death or if the Participant dies before the six month period has expired.

Section 4. Administration.

(a) The Committee will administer this Policy and have the authority to interpret this Policy and determine eligibility of Participants for, and the amount of,

benefits hereunder in a manner consistent with the terms hereof. The Committee may engage any administrative, legal, tax, actuarial or other services it deems proper for the administration of this Policy and may maintain all records that it deems appropriate in connection with the administration of this Policy.

(b) Any claim for benefits which are provided exclusively under this Policy shall be approved or denied by the Committee within sixty (60) days following receipt of the claim. The Committee will notify the claimant in writing of its decision, which notification will include in the event of a denial of the claim, (i) specific reference to pertinent Policy provisions and (ii) a description of any additional material or information for the claimant to perfect the claim. With respect to any claim for benefits which, under the terms of this Policy, are maintained under another employee benefit plan maintained by the Corporation (e.g., medical benefits), the Committee shall determine claims regarding the Participant’s eligibility under this Policy, but the administration of any other claim with respect to benefits (including the amount of such benefits) shall be subject to the claims procedure specified in such other employee benefit plan or program.

(c) In the event the Committee denies a claim in whole or in part for benefits which are provided exclusively under this Policy, or denies a claim regarding the claimant’s eligibility under this Policy, the claimant will then be allowed to file a lawsuit as provided under the Employee Retirement Income Security Act. Appeals with respect to any claim for benefits which, under the terms of this Policy, are provided under another employee benefit plan maintained by the Corporation shall be subject to the claims and appeals procedure specified in such other employee benefit plan.

(d) If the Corporation fails to make a payment in whole or in part under this Policy as of the date specified, the payment will be treated as made upon the date specified if the Participant accepts the portion (if any) of the payment that the Corporation is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount), makes prompt and reasonable, good faith efforts to collect the remaining portion of the payment, and any further payment is made no later than the end of the first taxable year of the Participant in which the Corporation and the Participant enter into a legally binding settlement of such dispute, the Corporation concedes that the amount is payable, or the Corporation is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.

Section 5. Amendment and Termination.

(a) This Policy may be amended by the Committee at any time; provided, however, that any amendment within one year before or two years after a Change in Control cannot be applied to any Participant who would be adversely affected without such Participant’s consent.

(b) This Policy shall continue indefinitely after the Effective Date, unless the Committee shall decide to terminate this Policy by adopting resolutions terminating this Policy; provided, however, following commencement of any discussions with a third party that results in a Change in Control, this Policy shall continue subject to Section 5(a) until such time as the Corporation and each affiliate or subsidiary shall have fully performed all of their obligations under this Policy with respect to all Participants, and shall have paid all benefits under this Policy with respect to all Participants.

Section 6. Miscellaneous.

(a) This Policy shall be binding upon any successor in interest of the Corporation or an affiliate (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, and shall be enforceable by or on behalf of a Participant in the same manner and to the same extent as the Corporation is bound and as if no succession had taken place. As used in this Policy, the term “Corporation” shall include any successor to all or substantially all its business or assets or which becomes bound by the terms of this Policy by the terms hereof, by operation of law, or otherwise. It is intended that this Policy confer vested and nonforfeitable rights for each Participant to receive benefits to which the Participant is entitled under the terms of this Policy with Participants being third party beneficiaries.

(b) Except as otherwise provided herein, this Policy shall not affect any Participant’s rights or entitlement to other accrued but unpaid compensation or benefits under any other employee benefit program offered to the Participant by the Corporation or an affiliate as of the Date of Separation.

(c) The various provisions of this Policy are severable and any determination of invalidity or unenforceability of any one provision shall not have any effect on the remaining provisions.

(d) Any notice, demand or other communication required or permitted under this Policy shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid addressed (i) if to the Participant, at the address most recently on file with the Corporation or (ii) if addressed to the Corporation, at its principal executive office and addressed to the General Counsel. Any Summary Dismissal by the Corporation or termination by the Corporation for disability shall be communicated by Notice of Separation to the Participant and any Separation from Service for Good Reason by the Participant shall be communicated by Notice of Separation to the Corporation.

(e) The Participant shall not be required to mitigate the amount of any payment provided under this Policy by seeking other employment or otherwise, nor shall the amount of any payment provided under this Policy be reduced by any earnings of the Participant after the Date of Separation from any subsequent employer or from any other source.

(f) All payments made pursuant to this Plan shall be subject to withholding of required income and employment taxes.

(g) This Policy shall be governed by and construed in accordance with the internal laws of the State of New York.

AVON PRODUCTS, INC.

Date: March 11, 2010	By:	/S/ AMY W. BYRNE
Name: Amy W. Byrne
Title: VP - Global Compensation & Benefits

Exhibit A

Acknowledgment

I acknowledge that I received, read and understand the Avon Products, Inc. Change in Control (the “Policy”), which supersedes in the event of a Change in Control all prior agreements, programs and arrangements with Avon Products, Inc., written or oral, relating to the subject matter hereof, including the terms of any offer letter agreements, as amended from time to time. In the event of any inconsistency, the terms of the Policy will govern. I also acknowledge that the Policy extends additional benefits to me that are not covered under existing agreements, programs and arrangements. This Acknowledgement is not an employment contract or a guarantee of continued employment.

[Senior Executive]	[Date]